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[MERRILL LYNCH LIFE INSURANCE COMPANY]






                                                              February 25, 1997



Board of Directors
Merrill Lynch Life Insurance Company
800 Scudders Mill Road
Plainsboro, New Jersey  08536

To the Board of Directors:

         This opinion is furnished in connection with the registration of variable annuity contracts under the Securities Act of 1933 ("1933 Act") pursuant to the provisions of Rule 24f-2 ("Rule") under the Investment Company Act of 1940. In rendering this opinion, I have reviewed such matters of fact and issues of law as I have deemed necessary or appropriate.

         During the year ended December 31, 1996, Merrill Lynch Life Insurance Company ("Company") sold $1,559,526 of variable annuity contracts pursuant to registration statements of the Merrill Lynch Life Variable Annuity Separate Account B under the 1933 Act, File No. 33-45379. The registration of the policies so sold is to be made definite by the filing of a Rule 24f-2 Notice in accordance with the Rule.

         In my opinion, the policies the registration of which is made definite by the filing of the Notice were legally issued and are legal and binding obligations of the Company in accordance with their terms.

                                                     Very truly yours,


                                                     /s/ Edward W. Diffin, Jr.
                                                     -------------------------
                                                     Edward W. Diffin, Jr.
                                                     Vice President and
                                                     Senior Counsel